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                                  Exhibit 11
                                  -----------

                             INTERCELL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                   Year ended September 30,
                                            ------------------------------------

Statement of operations data:                  1996         1995         1994
                                               ----         ----         ----

Net (loss)                                  (5,283,000)  (1,321,000)   (362,000)

Deemed preferred stock dividend
 relating to in-the-money conversion
 terms(2)                                    1,624,648           --          --
                                            ----------   ----------   ---------
                                            (6,907,648)  (1,321,000)   (362,000)
                                            ==========   ==========   =========

Weighted average shares outstanding         13,072,683    7,391,275   4,828,007

Common equivalent shares from stock
 options
Average common and equivalent shares
 outstanding(1)                                     --           --          --
                                            ----------   ----------   ---------
                                            13,072,683    7,391,275   4,828,007
                                            ==========   ==========   =========

Net (loss) per common share(2)                    (.54)        (.18)       (.08)
                                            ==========   ==========   =========

________________
(1) The difference between primary and fully diluted earnings per share is not material.

(2) Net (loss) per common share has been increased by $.09 per share from amounts previously reported to reflect a deemed dividend on Series B preferred stock in accordance with recently published views of the Staff of the Securities and Exchange Commission. See Note 7 to the Consolidated Financial Statements.